EXHIBIT 10.3

Letter of Intent - Equity Transfer
(Summary Translation)

Party A: Logic Express Limited
Party B: Shandong Institute of Biological Products

In reference to Shandong provincial government’s published regulation, “Regarding the opinion on pushing ahead the reform of enterprise unit”, Party A & B, after undergoing friendly negotiation, reached the following consensus on the purchase by Party A from Party B of 17.24% of the equity interest in Shandong Missile Biological Products Co., Ltd.

1.	Party B agrees to sell and Party A agrees to purchase 17.24% of the equity interest in Shandong Missile Biological Products Co., Ltd.

2.
According to the regulations pertaining to management of State Resources, both parties agree that the transfer price of this transaction should be based on the net asset value determined by a registered valuator and approved by the relevant State Resources Management department.

3.
After the signing of this letter of intent, Party B will apply, according to the policy published by Shandong provincial government regarding the reform of enterprise unit, to Provincial Health Bureau and State Resources Management Bureau for the transfer of equity interest. Once approved, both parties will draft up the equity transfer agreement, engage a valuator to assess the net asset value of Missile Biological Products Co., Ltd, and confirm the transfer price based on the valuation result.

4.	In order to facilitate the reform of Party B, Party A commits to pay the transfer price to Party B as soon as possible once the transfer agreement is signed.

5.	This letter of intent is effective once signed by representatives from both Parties.

6.	This letter of intent has 2 copies. Each party keeps one copy. For details not covered, both parties will hold further discussion.

Party A: Logic Express Limited

Party B: Shandong Institute of Biological Products

This letter of intent is signed on June 10, 2006